Exhibit 10.3

Name	Title	2007 Base Salary (1)	Option Awards (2)
Robert Portman	Chairman, President, CEO, Chief Scientific Officer and Director	$295,000	275,000
Stephen Kuchen	CFO, COO and Director	$150,000	50,000

(1) All salary increases will be effective as of January 1, 2007.
(2) Represents the number of shares of common stock of the Company underlying the option award. All of the options have an exercise price of $1.13 per share, the closing price, on the date of the grant, of the Company’s common stock, par value $.0025 per share (the “Common Stock”), on the Over-the-Counter Bulletin Board. The stock option award to Robert Portman is not part of, or issued under, any stock option plan, but the terms and conditions of such award are similar to those set forth in the Company’s 2000 Incentive Stock Option Plan. The Option Certificate granting the options to Robert Portman is filed as Exhibit 10.1 hereto. The stock option award to Stephen Kuchen was granted under the Company’s 1995 Incentive Stock Option Plan. The Option Certificate granting the options to Stephen Kuchen is filed as Exhibit 10.2 hereto. Each of the options vests over a three-year period in equal, annual installments beginning on December 13, 2007.